Exhibit 99.1

Grom Social Enterprises Q-1 Loss Narrows from $(0.03) to $(0.01) Per Share

Revenues Increase by 19%

Boca Raton, Fl. May 19, 2018: Grom Social Enterprises (OTCQB: GRMM) ("Grom" or the "Company"), an innovative leader and pioneer in providing original social media content to children between the ages of five and 16, www.gromsocial.com; today reported financial results for the first quarter ended March 31, 2018.

First Quarter March 31, 2018 Results

For the first quarter ended March 31, 2018, the Company reported operating revenues of $2,032,672 compared to $1,708,681 for the same period in 2017, an increase of approximately 19%. Operating expenses decreased from $3,802,008 for the period ended March 31, 2017 to $2,083,307 compared to the same period ended in 2018, a decrease of approximately 62.7% Net loss for the first quarter in 2018 was $1,091,122 or $(0.01) per share, compared to $2,922,234 or $(0.03) per share in the comparable 2017 period.

The increase in revenues was attributable to increased animation revenues at the Company’s Top Draw animation division offset by a decline in revenues at Netspective webfiltering. Subscription and advertising revenue generated by our gromsocial.com website and from our “MamaBear” mobile software safety application for the period ended March 31, 2018 was nominal. The Company expects to start generating increasing levels of revenue from these sources in the second half of 2018. Additionally, the Company expects to generate revenues from its new nutritional product supplement for children that the Company expects to launch in the second half of 2018.

The decrease in operating expenses during the first quarter of 2018 is primarily attributable to a reduction of approximately $1,478,000 in stock-based compensation, and due to a reduction of approximately $352,000 in professional fees, offset by an increase in general and administrative expense of approximately $180,000.

Darren Marks, Grom Chairman and CEO stated, "We remain strongly focused on our strategy which is growing our user base both organically and through synergistic acquisitions which also generate positive cash flow; and in developing original content, technology, branding and marketing the “Grom” name”. Mr. Marks further stated, “We recently launched an upgrade version of our acclaimed MamaBear app. The early results are very promising. Although we have yet to generate meaningful revenue from our base, we are getting much closer to achieving our goals. We appreciate the efforts of the Grom team and the support of our shareholder base who have enabled us to get to this stage without having to enter into expensive financings that could have negatively impacted our cap structure.

About Grom Social Enterprises, Inc.

Grom Social Enterprises, Inc. owns five separate subsidiaries, including Grom Social, a safe social media platform for kids between the ages of five and 16. Since its beginnings in 2012, Grom Social has attracted kids and parents with the promise of a safe and secure environment where their kids can be entertained and can interact with their peers while learning good digital citizenship. The Company also owns and operates Top Draw Animation, Inc., an award-winning animation company which produces animated content for Grom Social and other high-profile media properties such as Tom and Jerry, My Little Pony and Disney Animation's Penn Zero: Part-Time Hero. In addition, Grom Educational Services provides web filtering services up to an additional two million children across 3,700 schools, and Grom Nutritional Services is in the process of creating a line of healthy nutritional supplements for children. For more information please visit Grom's website at www.gromsocial.com.

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends on our common stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors. Among other matters, the Company may not be able to sustain growth or achieve profitability based upon many factors including, but not limited to general stock market conditions. We have incurred and will continue to incur significant expenses in our expansion of our existing and new service lines, noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term. Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations where we will be providing services, the impact of which cannot be predicted at this time. All forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements or other information contained herein. Stockholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this report are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise.

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              Grom Social Enterprises, Inc.

       Financial Tables for the Three-Month

      Period Ended March 31, 2018 and 2017

Operating metrics for the three-month periods ended	March 31, 2018	March 31, 2017

Revenues	$2,032,672	$1,708,681

Gross margin	$1,254,933	$970,818

Gross margin %	61.7%	56.8%

Total operating expenses	$2,083,307	$3,802,008

Stock-based compensation included in
operating expenses	$76,193	$1,554,831

Net (Loss)	$(1,091,122)	$(2,922,234)

Basic and diluted (loss) per common share	$(0.01)	$(0.03)

Weighted-average number of common shares outstanding	125,643,201	102,753,883

Net cash (used in) operating activities	$(500,673)	$(24,928)

Net cash (used in) investing activities for the
purchase of fixed assets	$(170,921)	$(56,678)

Net cash provided by financing activities	$683,260	$65,000

Balance sheet metrics as of	March 31, 2018	March 31, 2017

Cash on hand	$406,850	$436,869

Current assets	$2,389,104	$2,344,634

Current liabilities	$5,771,086	$5,858,457

Related party payables included in current liabilities	$2,463,962	$2,076,640

Current liabilities excluding related party payables	$3,307,124	$3,781,817

Short-term debt	$63,128	$75,000

Long-term debt	$5,612,724	$5,416,934

Shares outstanding	126,115,017	103,400,179

Contacts:

Darren Marks

President &CEO

561-287-5776

Investor.relations@gromsocial.com

Melvin Leiner

Vice President

561-287-5776

Investor.relations@gromsocial.com

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